Exhibit 10.7

TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED and TOP MORAL SHIPPING LIMITED

“TOP BRILLIANCE”Vessel Seafarer Dispatch Agreement (Page 1 of 5 )

Seafarer Leasing Contract

Seafarer Dispatch Agreement

Party A: TOP MORAL SHIPPING LIMITED

Address: NO C.16/F, CHINAWEAL CENTRE 414-424 JAFFE ROAD, WANCHAI,

HONGKONG

Phone:

Fax:

Party B: Top Wisdom Shipping Management Co., Ltd.

Address: Room 2206, Lianqiang International Building, No. 289 Jiangdong Middle

Road, Nanjing, Jiangsu Province

Phone: 025-68190773

Fax: 025-68197701

In consideration of operational needs, Party A engages Party B’s crew members to work aboard Party A’s vessel. To safeguard the lawful rights and interests of all parties involved, and following amicable negotiations, both parties confirm their agreement to abide by the following terms of this contract.

I. Requirements and Standards for Seafarer Employment

1. Party A hires a complete set of 22 crew members provided by Party B for service aboard the vessel “M/V TOP BRILLIANCE” (flying the Marshall Islands flag). Crew compositions must comply with mandatory conventions, rules, regulations, and requirements of the flag state government to ensure crew suitability, health, and valid certification. Party A’s vessel requirements comply with the relevant provisions of the 2006 Maritime Labour Convention (2006 MLC).

2. Crew members provided by Party B must meet the shipowner’s route requirements, possess good moral character, strong sense of responsibility, technical proficiency, capability for assigned duties, diligence, good health, meet requirements for sea service, and possess relevant business and organizational management experience.

3. Party B ensures that its crew members hold the following valid documents:

(1) Health certificate

TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED and TOP MORAL SHIPPING LIMITED

“TOP BRILLIANCE”Vessel Seafarer Dispatch Agreement (Page 2 of 5 )

(2) Vaccination certificates

(3) Seafarer’s certificates, passports, qualified training certificates, and seafarer’s service record

(4) Competency certificates: Senior officers must hold Class A competency certificates equal to or higher than their position requirements, along with corresponding professional training qualifications (at least two senior officers handling navigation must hold GMDSS certificates); Ordinary crew members must hold corresponding professional training certificates for their position. Ordinary watchkeeping crew members must hold the corresponding Class B competency certificates. Additionally, the Captain must hold a Ship Security Officer Certificate issued by the Maritime Safety Administration of the People’s Republic of China.

(5) The Captain and all crew members must hold foreign certificates consistent with their position.

4. During the contract period, if Party B needs to replace crew members or is required by Party A to do so, it must meet the requirements stated in 1-3 above.

5. Party B is responsible for handling all procedures related to the boarding and replacement of its crew members during the contract period, including reporting procedures for crew members embarkation and disembarkation.

6. Party B must provide necessary training and education to its crew members and cooperate with Party A or the management company in SMS, SSP, MLC, and related knowledge training to ensure the normal operation of Party A’s vessel SMS, SSP, MLC, and the validity of its certificates.

7. Due to the special requirements of vessel equipment (such as electronic charts, new types of main engines, etc.), if crew members need training, Party B is responsible for arranging training for crew members. All resulting expenses are borne entirely by Party A.

II. Contract Period

From August 12, 2022, to August 11, 2027. Upon expiration, if the vessel is still sailing or docked in a port where it is inconvenient to change crew members, the contract shall automatically extend to a port in China or a port considered more convenient by Party A. Rent shall increase by 10% per day from the expiration date, as per the requirements of the flag state and Maritime Labour Convention, but the extension period shall not exceed two months.

TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED and TOP MORAL SHIPPING LIMITED

“TOP BRILLIANCE”Vessel Seafarer Dispatch Agreement (Page 3 of 5 )

III. Vessel Condition and Navigation Area

Party A guarantees that the vessel is seaworthy and legally operated for international transport, with all necessary vessel certificates valid. Navigation area includes global navigation within the scope of the mutual insurance association’s insurance terms for the vessel.

IV. Crew Employment Costs and Settlement Method

1. Party A rents crew members from Party B on an actual expenses reimbursement basis, including but not limited to crew basic wages, food expenses, navigation allowances, crew remittances and bank charges, statutory holiday overtime pay, foreign certificates fees, domestic travel expenses for crew embarkation and disembarkation, crew members embarkation and disembarkation reporting, crew work uniforms, work shoes, offshore shift changes, quarantine, and all related expenses incurred. Party B charges an annual total of fifty thousand US dollars for crew management fees.

2. Payment Method:

After signing the contract, Party A shall remit the rent in US dollars to the designated account of Party B before the end of each month: USD 3666.66. If Party A fails to pay the above amount one month overdue, Party B shall additionally charge 10% of the unpaid amount as a penalty.

DBS BANK DETAIL:

BENEFICIARY: TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED

BENEFICIARY BANK NAME: DBS BANK LTD

BENEFICIARY ACCOUNT: 072-011786-7

SWIFT CODE: DBSSSGSG

ADDRESS: DBS BANK LTD, SINGAPORE 12MARINA BOULEVARD, MARINA BAY

FINANCIAL CENTRE TOWER 3, SINGAPORE 018982

INTERMEDIARY BANK NAME: For USD: JPMORGAN CHASE BANK, N.A. CHASUS33

      For EUR: BARCLAYS BANK PLC, LONDON, BARCGB22

3. The labor fees paid by Party A to the vessel are at the disposal of Party B. The Captain is authorized to devise a distribution plan and report it to Party B.

TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED and TOP MORAL SHIPPING LIMITED

“TOP BRILLIANCE”Vessel Seafarer Dispatch Agreement (Page 4 of 5 )

V. Labor Protection and Insurance

1. Party A shall provide necessary labor protection supplies and essential protective facilities (excluding work clothes and shoes) to Party B’s crew members during their work on the vessel. Upon contract completion, these items must remain on board for use by succeeding crew members. Soap, detergent, bathroom tissue, and office supplies needed by Party B’s crew members shall be reviewed and distributed by Party A according to the vessel’s material list.

2. During the contract period, Party A shall insure personal accident insurance for Party B’s crew members with the shipowner’s mutual insurance association. If Party B’s crew members suffer from illness, injury, disability, or death during the contract period, Party A is responsible for handling and bears all related expenses arising from the accident. If crew members need to disembark for treatment or hospitalization due to illness or injury, Party A shall bear all medical and hospitalization expenses. During the treatment period, Party A shall pay sick leave wages to Party B’s crew members according to insurance practices, but not exceeding six months, and the standard for wages lost due to illness shall be according to the relevant provisions of the shipowner’s mutual insurance association or the insurance company’s insurance terms. In case of disability, death, etc., Party A shall compensate in accordance with standards not lower than those specified in the insurance regulations, and Party B shall handle relevant aftermath work.

3. According to relevant regulations, Party A or the management company shall procure essential medicines including emergency medicines for the vessel on a cost contract basis. The purchase, consumption, and replenishment of medicines shall be in accordance with Party A’s SMS and MLC documents.

4. If Party A requires the vessel to sail through war-risk areas (including the Somali region), Party A shall inform Party B of the route in advance and obtain Party B’s consent. Within the scope recognized by vessel insurance and additional insurance, Party B shall strive to cooperate and assist Party A in ensuring that crew members comply with corresponding navigation tasks. During the period when the vessel enters a war-risk area (including the Somali region), Party A shall purchase war zone insurance for crew members and pay allowances for crew members in war zones, pirate zones, or epidemic zones, according to the requirements of the flag state government and other relevant authorities.

5. The vessel passing through the piracy zone of the Somali and the Gulf of Aden shall be escorted by military vessels arranged by Party A or appropriate armed escorts.

VI. Crew Management

1. The Captain appointed by Party B must obey Party A’s commands, strictly implement Party A’s or the lessee’s instructions, and be responsible to Party A. Party B’s crew members must comply with management and shall not refuse work or work negligently under any pretext or reason. If there is sufficient evidence that Party B’s crew members are unsuitable or do not meet Party A’s requirements, or requests leave without justification, Party A shall provide relevant materials to Party B for unconditional replacement. Costs incurred for crew changes, such as travel expenses for embarkation and disembarkation, shall be borne by Party B.

2. Party B’s crew members must comply with the laws, regulations, and public morals of the port state or region and respect local customs. They must strictly adhere to Party A’s rules and regulations, comply rigorously with SMS requirements, perform all ship-related duties diligently to ensure the normal effective operation of SMS on the vessel. Party B’s crew members are prohibited from organizing or participating in riots or strikes, gambling, purchasing or carrying weapons, theft, smuggling, drug trafficking, illegal immigration, extradition, and other illegal activities. In the event of any of the aforementioned actions, Party B shall bear only the repatriation expenses of the crew members.

3. Both parties shall strengthen communication after the crew is dispatched. Party A When the vessel returns to domestic ports, representatives from both sides shall board the vessel to understand the situation and handle related issues. Any expenses incurred shall be borne respectively by both parties.

4. During the employment period, the crew members from Party B are considered employees of Party A. They shall not participate in ITF disputes or disclose Party A’s business confidential information without authorization.

5. Crew members from Party B shall attach great importance to PSC inspections, conduct self-inspections as required by Party A, facilitate inspections, and address any identified deficiencies promptly.

6. Onboard maritime books, spare parts, machinery, equipment, materials, fuel, and living facilities shall not be intentionally damaged, wasted, taken away, or sold by the crew members from Party B. In case of violation, Party A reserves the right to hold Party B’s crew members financially liable.

TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED and TOP MORAL SHIPPING LIMITED

“TOP BRILLIANCE”Vessel Seafarer Dispatch Agreement (Page 5 of 5 )

7. During navigation or when berthing in ports, the vessel must strictly adhere to duty schedules, maintain the normal operation of mechanical and electrical equipment, ensure smooth communication and safety of vessel contacts as per Party A’s SMS requirements. Crew members shall perform routine maintenance to keep vessel equipment in good condition.

8. If a crew member from Party B intentionally conceals chronic illnesses (such as heart disease, hypertension, diabetes, etc.) before boarding, which were not detected during medical examinations, leading to their inability to perform duties or recurrence of old illnesses resulting in early repatriation or other consequences, Party B shall bear the expenses incurred.

9. When crew members carry luggage by airplane, train, or ship, they shall comply with the respective weight limits set by airlines, railways, or ships. Any excess baggage fees shall be borne by the crew members themselves.

VII: Employment Contract

1. The term of the crew contract begins from the actual boarding date of the crew members. The terms for Captain, Chief Engineer, Chief Officer, and first engineers are 9±1 months, while other Officer-level and ordinary crew members serve for 10±1 months, with crew members changes taking place at appropriate ports. If due to reasons from Party A, senior officers serve more than 10 months or other crew members serve more than 11 months on the ship, they shall follow the relevant provisions of the Maritime Labour Convention from the 11th and 12th months onward.

2. Crew members must submit a written application for disembarkation to the Captain one month before the scheduled departure date. The Captain shall inform Party B or the management company via email for arranging replacements.

3. Party B shall promptly arrange for competent crew members to arrive at Chinese ports or other convenient ports for normal replacement by Party A upon completion of their contract period. If at the end of the contract period the vessel is still sailing or at a port where crew replacement is inconvenient, the contract shall automatically extend to the next convenient port. Party B shall cooperate with Party A to conduct appropriate crew morale management.

VIII: Breach of Contract and Special Agreements

1. If the contract term is not completed, Party A shall notify Party B promptly if the vessel is sold or ceases operation due to operational reasons, and shall be responsible for paying an additional month’s rent to Party B. If a crew member from Party B has served for a full nine months during the contract period or if circumstances such as natural disasters, civil unrest, or government restrictions prevent Party A from fulfilling the contract, Party A may refrain from paying additional rent.

2. During the contract period, neither Party A nor Party B shall arbitrarily terminate the contract.

IX: Other Matters

1. Due to recent tight supply in the crew market and the impact of the epidemic, crew salaries continue to increase with unstable trends. Party A shall adjust Party B’s crew rent in a timely manner according to changes in the crew market salary, resolving specific matters through mutual negotiation.

2. One month before the expiration of the contract’s validity period, all parties shall negotiate renewal terms in an appropriate manner. Upon written confirmation by both parties, the contract’s validity period may be extended to the agreed-upon date.

3. Matters not covered by this contract shall be resolved through negotiation. In case of failure to reach an agreement, maritime arbitration shall be submitted to Nanjing.

4. This contract is governed by relevant laws of the People’s Republic of China.

5. This contract is executed in duplicate, effective from the date of signature by both parties.

Party A: TOP MORAL SHIPPING LIMITED	Party B: TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED

Representative:	Representative:

Date: August 12th, 2022	Date: August 12th, 2022